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Chairman’s Letter to Shareholders from BlackRock’s 2017 Annual Report

My earliest lessons on the importance of investing came from my parents. My father owned a small business — a shoe store — and my mother taught English at a local university. They earned a solid income and their hard work created many opportunities for us, but we certainly weren’t rich. I remember all the times my brother and sister and I would ask our parents whether we were saving for a bigger house or a new car. My father would just tell us we didn’t need those things. Instead, my mother and father worked hard to save money — and to consistently invest for our future.

When I was younger, I didn’t get it — or at least I didn’t feel like I did. But without even knowing it, I was quietly absorbing these lessons from my parents on a daily basis. I started saving at a young age, earning money helping my father out at the shoe store. I bought my first stock, DuPont, when I was 13 years old. I continued to work, save and invest all throughout high school, college and grad school. And with each year, I grew to understand the power of investing in the markets. Looking back, the lessons are as powerful as ever. If my father had put $1,000 in a bank account in 1952, the year I was born, it would be worth around $20,000 today. But he knew there was a better way to build for the future. Like millions of other working Americans, he became an investor. That same $1,000, invested instead in the S&P 500, would be worth about $800,000 today.

By the time I moved to New York to work in finance, I realized how grateful I was to my father — and how lucky I was that he taught me such vital lessons about the importance of investing and about preparing for the future. He taught me that investing isn’t just about tomorrow — it’s about decades of tomorrows.

Reflecting on 2017, it is easy to get wrapped up in the remarkable performance of markets. A lot of people made a lot of money. But much more importantly: a lot of people didn’t. And that’s not because they weren’t savvy enough to invest in the “right things” — it’s because they were not invested at all.

Around the world, savers are struggling with low interest rates as well as obstacles to better investing behaviors. A culture of short-term focus in markets and the media — an obsession with second-by-second movements and prices — drives fear and discourages smart investing. Talking heads may sweat with excitement at each record market close, but one day or even one year of growth doesn’t build a future. And so even as equity indices tick higher, too many individuals aren’t enjoying the benefits. And that disconnect is driving significant anger, frustration and fear around the world.

BlackRock has a tremendous responsibility to help solve this challenge. We need to use our role as a fiduciary, our expertise in investing, markets and technology, our knowledge of and ability to empathize with investors’ needs — to drive action. And one of those ways is to fulfill our purpose: to help more and more people experience well-being through the creation of wealth — to promote a system that helps more people participate in financial markets and build more secure futures. We are in a position to achieve these goals by using technology to drive better investing behaviors; by developing new investment solutions, and by advocating for better, stronger retirement systems. As an investor, advisor, and innovator, I believe we have a vital role to play in society.

We constantly strive to put ourselves in the shoes of our diverse group of clients — to understand their priorities so that we can serve them more effectively. Clients with different backgrounds, levels of wealth, time horizons, life goals. We have to empathize with clients — no matter who or where they are. We must be Japanese in Japan, Mexican in Mexico, and American in the US, because if we are going to fulfill our social purpose around the world, we must respond to the unique needs and objectives of each client in their home market.

Wherever we operate, we must deliver performance for our clients. That’s why in 2017 — and over the past 30 years — we have constantly evolved our platform and approach to deliver on our commitment to our clients — to achieve the expectations they have of us. Today we are better prepared to meet our clients’ needs than ever before: The incredible crossfertilization of investment ideas led by the BlackRock Investment Institute. The deeper integration of data science and artificial intelligence across investment processes. And strategies that help investors achieve their objectives in a low-return world, such as infrastructure investments or the new long-term private capital vehicle we are developing. We work every day to bring clients the performance they demand and deserve.

Our capacity to deliver this performance — to embrace technological change, constantly improve our organization, and deepen our relationships with our clients — is rooted in our deep commitment to our principles as a firm. As BlackRock celebrates its 30th anniversary, we’ve all had a chance to reflect on what has driven our success — and what will continue to play a role over the next year, the next five years, and the next 30 years.

I believe that the single most important driver of BlackRock’s success has been our unwavering commitment to our principles: our fiduciary commitment to our clients, our commitment to performance and innovation, and our One BlackRock approach to everything we do.

Our commitment to these principles — to living them every day — is the brick and mortar of BlackRock’s culture. Culture isn’t an accident. It’s an action. It has to be lived, and it has to be constantly renewed.

Culture is what unifies us. Culture reinforces ethical behavior and our fiduciary commitment to our clients, and it inhibits the improper behavior that would undermine our mission as a firm. Culture inspires employees to go above and beyond their responsibilities every day, to solve the most difficult problems, and to join together as One BlackRock to help people invest for retirement and achieve their most important financial goals.

Our culture has helped us make sure we never forget who we are, even as the markets, our industry, and even our firm have experienced constant and sometimes dramatic change. Through the acquisitions we have made, BlackRock has absorbed a number of great heritages while staying firmly committed to our principles and firm culture. Each addition enhanced our culture and made it stronger.

We were able to learn from different individuals and different experiences, while never forgetting who we are and what we stand for — and that has been vital to our success.

Throughout it all, our commitment to serving our clients and to staying ahead of their needs has never wavered. BlackRock has always worked to anticipate and embrace the changes affecting our clients, the markets, and the financial services industry itself. And I have never felt better about our culture than I do today. It is stronger today than it has ever been — and I am confident that it will drive the next 30 years of success for BlackRock.

BlackRock AUM since IPO ($bn)

30 years of results

Since BlackRock’s founding in 1988, the assets we manage for clients have grown from less than $1 billion to more than $6 trillion; our employees have grown from 8 to 14,000; we went from serving a handful of clients in one country to thousands of clients in more than 100 countries. We operate in 71 cities around the world and most recently opened offices in Budapest and Palo Alto. Since our IPO in 1999, our stock price has increased by forty times, delivering a 24% compounded annual growth rate, versus about 6% for the S&P 500.

We are able to create value for our shareholders because of our commitment to being a responsible fiduciary for our clients. It’s our clients’ trust in BlackRock and our partnership with them that is the foundation of our 2017 results.

•	We generated record revenue, driven by 7% organic base fee growth, strong performance fees and 14% technology and risk management revenue growth.

•	We expanded our operating margin by 40 basis points to 44.1%, as adjusted, while simultaneously investing back into our business for future growth.

•	We returned $2.8 billion to shareholders through a combination of dividends and share repurchases.

•	All of which drove a 38% total return for our shareholders in 2017.

BlackRock generated $367 billion of total net inflows, diversified across client types, asset classes, regions and investment styles. And we continued to see momentum across our platform.

We generated more than $1 billion of net inflows in 13 individual countries and 68 funds, reflecting the breadth and diversification of our global investment platform and client relationships.

We increased our market share with key intermediary partners.

We generated strong investment performance for clients: 73%, 72% and 87% of our taxable fixed income, fundamental active equity and systematic active equity assets, respectively, have performed above their benchmarks or peer medians for the three-year period.

% of Assets Performing Above Benchmark or Peer Median

Taxable Fixed Income	Tax–exempt Fixed Income	Fundamental Active Equity	Systematic Active Equity

In iShares, we maintained our #1 market share of 2017 ETF inflows globally, in the US and in Europe, as well as within equities, fixed income, core exposures and smart beta. And we expect continued growth in iShares to be driven by the continued adoption of ETFs both by new users and for new uses.

We are continuing to make strategic investments to serve our clients’ diverse needs, while positioning BlackRock for future growth.

And we are using our scale to drive better outcomes for our clients and results for our shareholders.

•	We seeded or co-invested $1.1 billion into products as we built new and innovative investment capabilities, including alternative, ESG related, and self-indexed offerings. We launched our first-ever self-indexed, smart beta fixed income funds in 2017, which deliver a strategy to clients that wasn’t currently available in the form of an index before.

•	We are using the powerful combination of human insights, technology and scale to position our equity investment platform for the future of alpha generation. We unified our active equity team so that both fundamental and systematic active equity investors could share learnings from their unique research techniques.

•	We launched the Advantage Series to offer clients a lower risk, lower cost systematically managed alpha-seeking strategy, which has already seen momentum in net inflows since its launch in 2017. These funds are another example of BlackRock using the benefits of our scale to deliver sustainable alpha to our clients; another step in the buildout of our spectrum of investment strategies; and our first quantitative offering for the wealth market.

•	We bought Cachematrix to enhance our scale in the cash management industry and build on our digital distribution offerings. We now manage $450 billion in cash management strategies and see future growth opportunities in the current environment.

•	We acquired First Reserve’s Energy Infrastructure funds to offer clients additional outcome-based infrastructure solutions.

•	We expanded and unified our portfolio construction capabilities to ensure that we are the leader in delivering more rigorous portfolio- and outcome-oriented advice and investment solutions for clients.

•	We continue to invest in ways to reach clients in fast growing areas. We reaffirmed our belief in the long-term growth potential of the Mexican market through our agreement to acquire Citibanamex’s asset management business. The combined firm will broaden BlackRock’s access to Mexico’s wealth management market, provide clients access to BlackRock’s international products, and build a partnership to create innovative multi-asset solutions.

•	We also obtained our private fund management registration in China, which enables us to manufacture and privately distribute onshore funds in China to qualified institutional and high-net-worth Chinese investors.

Long-term strategy

Just as we advocate for the importance and benefits of clients consistently investing to create better financial futures, we also believe in investing in BlackRock with that same long-term approach. The first 30 years of our history were about building a unique and powerful combination of components to meet and anticipate our clients’ needs. The next 30 will be about bringing those components ever closer together and integrating ourselves more deeply into our clients’ ecosystems.

The steps we took in 2017 are consistent with our firm’s long-term strategy, which we reviewed with our Board at the start of 2017. At the beginning of this year, we again reviewed our long-term strategy with our Board, including a discussion of the evolving landscape in which we are operating.

There are a variety of trends reshaping the asset management industry, including: rapid advancements in technology, heightened regulatory scrutiny, and changing priorities of investors, who are demanding better performance and value for the fees they pay. BlackRock is uniquely positioned to respond to these challenges and transform them into opportunities by creating solutions that meet our clients’ needs. That focus on clients forms the foundation of our two-pronged strategy to drive the future growth of the business.

First, we are focused on being a market leader in the areas of greatest client demand — those markets and investment opportunities that will generate the highest growth in the future. Some of these areas of growth are those in which we are already a market leader and will need to continue executing with our current business, like ETFs and factor investing, while others are areas in which we have lower market share today, but see tremendous growth opportunities in the future, such as illiquid alternatives.

Second, we seek to leverage the full capabilities of our platform with broader participation across the investment ecosystem — embedding ourselves more deeply at different steps of the value chain. In doing so, we will strengthen our competitive advantages and further differentiate BlackRock in the eyes of our clients and shareholders. This includes continuing to invest in enhancing efficiency between custodians and asset managers, growing our digital wealth presence, and reaching more individual investors through tech-enabled intermediary relationships.

And as we execute against this two-pronged strategy for growth, we are also keenly focused on several large-scale longer-term ambitions that have the potential to dramatically reshape our firm and our industry over time: Retirement, Technology and high-growth markets such as China.

Global retirement challenge

Despite having a long and clear line of sight into the escalating global retirement crisis, governments, employers, insurance companies, and wealth and asset managers have failed to widely implement solutions that ensure access to a safe and secure retirement for everyone. While the challenges vary around the globe, there are a few key areas that impact a great number of investors: insufficient savings, lack of access, improper investing, lack of guaranteed income, and pension shortfalls.

Some individuals are partially invested but hold too much cash. Others aren’t invested at all — even if they earn sufficient income — out of fear, or because they lack the tools or the advice to invest effectively. And then there are those workers who have no retirement savings or have no access to retirement plans at all — individuals who are excluded from building a secure retirement through investing. For these individuals, national pensions yielding 3% — such as Social Security — simply will never be sufficient to provide for retirement. Even the strongest systems, such as Australia’s, face challenges around helping workers manage their cash flows in retirement.

Demographically, we are at the beginning of a seismic shift. Between 2017 and 2030, the world’s population aged 60 years or older is projected to grow by 46%, to 1.4 billion. As people live longer and longer, the world’s retirement systems come under more and more pressure. And the longer we wait, the deeper and more complicated the problem becomes. We are already at an inflection point: the deep populist sentiment around the world is driven by frustration and fear about the future — including the prospects for a secure retirement. We must find a solution. We cannot accept a system that excludes so many individuals from the benefits of investing, and political lethargy is not an acceptable excuse for leaving billions of human beings unprepared for retirement.

Though the specifics of each market are different, the combination of increased longevity, weak retirement systems, and an underappreciation of the benefits of investing demands action.

“BlackRock is committed to being part of the solution.”

We must continue to improve education and sentiment around investing so that older workers can mitigate the pressures of underinvestment, and so that as younger workers enter the workforce, they understand the importance of compounding returns and investing early in order to prepare for retirement. At the same time, we have to rebuild public and private retirement systems so that they cover more individuals and maximize returns more effectively. We should more broadly incorporate behavioral tools such as auto-enrollment, which automatically enrolls individuals in workplace retirement plans, and auto-escalation, which can help individuals enhance their savings by periodically increasing contribution levels.

A key goal is to help more people begin investing — for example, by building technology that makes it easier for them learn about and understand the virtues of investing. We are also committed to innovation in areas that span both the accumulation and decumulation components of investing for the future, by building more transparent and flexible guaranteed-income products. And we are focused on partnering with companies and governments to improve existing retirement systems and, in particular, help build solutions for workers without access to retirement plans. Technology will play a significant role in those solutions.

Technology evolution

Rapid changes in technology — including the exponential growth of data collection, the rise of artificial intelligence, advances in computing power and consumers’ greater interaction with technology for daily tasks — have the potential to transform the asset management industry. In pursuit of technology enabled growth, BlackRock continues to focus on opportunities to accelerate internal innovations and adopt external technologies.

“As part of our tech2020 transformation, we are opening the Aladdin platform to drive further development and engagement, and we are simultaneously going beyond Aladdin to leverage data science, machine learning and artificial intelligence to find new sources of alpha for investments, leverage BlackRock’s scale in our operations, and build a more data-driven feedback loop in the sales and product development process. ”

In the near-term, our ambition is to bring the tremendous capabilities of Aladdin to more investors and clients.

To enable this transformation, we are systematically investing in resources commensurate with our ambitions — including growing our population of technologists by attracting, developing and retaining top talent across the organization.

In early 2018, we also established the BlackRock Lab for Artificial Intelligence in Palo Alto. The Lab will advance how BlackRock uses artificial intelligence and associated disciplines — machine learning, data science, natural language processing — to improve outcomes and drive progress for investors, clients, and the firm. We also established Data Science Core — a central hub to formalize data science efforts already under way and leverage artificial intelligence to solve high priority problems across the firm while driving consistent standards, best practices, and expanding BlackRock’s data science community.

In recent years, BlackRock has taken important strides to build our digital wealth business — connecting to distribution partners and ultimately end investors through technology that drives better investing behaviors and outcomes. Our digital products — iRetire, FutureAdvisor, Aladdin Risk for Wealth Management, and our partners, iCapital and Scalable Capital — have reached tens of thousands of financial advisors and millions of end investors. In 2017, we established a Digital Wealth group to build on this progress and deepen our relationships with wealth management partners through technology, as well as drive internal product development and explore investment opportunities.

Opportunities in high-growth markets, including China

One of the most critical priorities for BlackRock today and into the future is increasing our presence and penetration in high-growth markets around the world, particularly in Asia and especially China. Demographic, economic, and regulatory shifts — including high savings rates and rapid growth in household financial assets in these markets — will create significant opportunities for BlackRock over time.

Our current presence in China has historically been restricted. However, recent developments — especially in the regulatory environment — present significant opportunities for future growth. In November 2017, the Chinese government announced that foreign asset managers can own up to 51% of a domestic Fund Management Company, with the option of 100% ownership after three years (previously capped at 49%). This latest regulatory opening, together with other recent market developments, could significantly expand the prospect to grow our footprint in the market.

BlackRock also obtained our Private Fund Management registration in 2017, which allows us to both manufacture and privately distribute investment products in China to qualified onshore institutions and high net worth individuals.

While we believe China is a significant long-term opportunity for BlackRock, it will require time and patience as we continue to watch this market evolve. In the meantime, we are preparing to bring our expertise in investing, risk management and technology, as well as our ability to understand the needs of local clients, to bear if and when the market opens further.

Consistent with our approach to date, we aim to have a truly local presence and respond to the unique needs, objectives, and cultures of investors in each market. By executing on our strategy in high growth markets, continuing to embed ourselves in the investment ecosystem, pressing our competitive advantages and relentlessly challenging ourselves to realize our longer-term ambitions, we are positioning ourselves to do more for our clients than ever before. We remain conscious that our ecosystem will continue to evolve and at times that will require us to pivot, but we will remain true to our mission to optimize the solutions we can deliver to our clients and position our business for long-term growth.

“In order to deliver on our firm strategy for our clients, shareholders and employees, we are committed to operating BlackRock for the long term, including maintaining a strong corporate governance framework, advocating for our clients’ long-term interests, and constantly improving the development of our employees and our operations. ”

Operating BlackRock for the long-term

Strong governance

One of the key pillars of our long-term strategy is a strong corporate governance framework, including an effective and accountable Board of Directors. BlackRock is very fortunate to have such a passionate and dynamic Board of Directors — a group of Directors with true independence of mind.

Much of BlackRock’s success can be attributed to the Board’s robust engagement with our management team, our employees and our clients. Between Board meetings, BlackRock’s Directors remain in close contact with me, our President Rob Kapito, and other senior leaders, offering guidance and feedback throughout the year. Each member of the Board is involved in mentoring a member of senior management. Additionally, each member of BlackRock’s Board has an employee keycard, with full access to every location and every BlackRock employee around the world. This seemingly small detail represents something much greater: our belief that an engaged, informed, and involved Board is an essential component of our success.

The diverse backgrounds of our Directors also play a significant role in their ability as a whole to evaluate BlackRock’s management and operations, assess risk and opportunities for our business and challenge our management team. We make diversity in gender, ethnicity, age, career experience, and geographic location, as well as diversity of mind, a priority when considering Director candidates. As of March 2018, BlackRock has five female Directors, and our Directors come from seven different countries. This diversity has enhanced our Board’s involvement in our company’s long-term strategy and inspired deeper engagement with management, employees and clients around the world.

This year, Abdlatif Al-Hamad and James Grosfeld will both be leaving our Board. Abdlatif has given the Board and BlackRock invaluable wisdom and guidance as we have grown in the Gulf region and as a firm globally. Jimmy is someone I first knew as a client, before we even founded BlackRock. He was involved from the day we started the firm, and I have been learning from him for close to 40 years. His advice has always meant and continues to mean a great deal to me. Both Abdlatif and Jimmy have been instrumental in guiding the Board’s oversight, and I want to sincerely thank them for their passion and dedication to BlackRock during their tenures.

Last month, we appointed three new Directors to our Board: Bill Ford, Peggy Johnson and Mark Wilson, and we will benefit greatly from their guidance and advice. Peggy’s perspective on technology and the innovation economy, Bill’s understanding of the changing financial services landscape, particularly as it relates to fin-tech and China, and Mark’s deep experience in Europe and Asia-Pacific will be a tremendous benefit to BlackRock’s management, shareholders and clients, as they reflect BlackRock’s current and future priorities.

Advocating as a fiduciary for our clients’ long-term interests

With BlackRock’s growth, especially in our index business, comes an evolving responsibility. A crucial part of that responsibility is advocating on behalf of our clients for practices that we believe enhance long-term returns. As index investing continues to grow, so does the importance of this type of engagement. Since we cannot sell the shares of companies that our index clients are invested in — even if we disagree with management — our engagement and proxy voting practices are an essential component of how we serve our clients.

Our Investment Stewardship group engages extensively with companies around the world on issues that are material to companies’ long-term financial sustainability. Over the past several years, we have written letters to company CEOs emphasizing the importance of a long-term approach. We’ve asked them to articulate their long-term growth strategies; to ensure proper governance; and to address other material social and environmental issues relevant to their business models — all steps that we believe indicate the good management that drives long-term growth. The team’s 2018 priorities include: corporate strategy, governance (including Board diversity), climate risk disclosure, compensation, and human capital management policies.

We also announced in early 2018 that Barbara Novick, Vice Chairman of the firm and one of my fellow co-founders, would oversee our Investment Stewardship group. We will double the size of our team in order to drive deeper and more productive conversations with companies, which will help drive the long-term value of our clients’ investments. We continue to learn from our clients, company management teams and the industry, as we work towards leading best practices in stewardship activities and promoting strong corporate governance.

The issues that our investment stewardship team focuses on can provide valuable insight for investors on the quality of corporate management. In our investment processes, we examine business-relevant sustainability issues that can contribute to a company’s long-term financial performance. For all of our investment professionals, this means we are expanding access to data, insights and learnings on sustainability-related risks and opportunities to keep them well-informed in their decisionmaking process.

We also manage a broad suite of dedicated sustainable investment solutions to meet increasing client demand. We do not view sustainable investment solutions as an exercise in trading return for social outcomes. Instead, by identifying scalable, sustainable investment solutions that can enhance long-term returns, we can improve financial outcomes for our clients and accelerate the adoption of sustainable business practices globally.

Our people and our operations

“Another pillar of our long-term strategy is to operate the firm itself in a sustainable manner — so that we can continue to deliver value to clients, shareholders, employees and the communities in which we operate. ”

BlackRock’s business model is not carbon intensive, but we are committed to managing our impact on the environment, pursuing a sustainability strategy that decouples our growth from environmental impact. Throughout our offices, we focus on reducing carbon emissions by decreasing energy consumption through demand reduction and infrastructure investments, and by diverting waste from landfills. We prioritize high utilization rates of our offices; we invest in LED technology and green buildings; and our consolidated data centers are among the most energy efficient, in addition to being hydro-powered. We also continue to expand our use of renewable energy. I am proud to report that by the end of 2018, in the US, we will be at 100% renewable energy and by 2020, we will achieve that globally through working with our local utilities and entering into power purchase agreements to cover the areas for which we do not have operational control.

As a human capital intensive business, our long-term sustainability depends on our people. And as BlackRock grows, the importance of our talent strategy has only intensified. We operate as a global firm, with 14,000 employees in 30 different countries who speak more than 100 languages. We also serve millions of clients from different cultures around the world. We are committed to cultivating and advancing diversity and inclusion in all forms across our organization because we believe a wide range of perspectives and talent is crucial to creating a richer culture for our employees and a better experience for our clients.

We hired 390 talented new individuals into our analyst class of 2017, 53% of whom are women. These individuals are also our most ethnically diverse class yet. We are extremely focused on increasing both the percentages of female and ethnically diverse senior leaders at the firm. To foster an environment that attracts and retains top talent, providing employees with robust development opportunities is of the utmost importance, including extensive opportunities for financial and technology training and exposure to new roles across the firm.

In keeping with BlackRock’s role in society, we’re dedicated to helping our employees build sound financial futures for themselves and their families. We provide our employees access to a variety of resources, learning opportunities and expert guidance to help them prepare for and achieve their financial goals at each stage of their lives, including retirement. We also support our employees in giving back and volunteering in their local communities and globally for environmental and social efforts that move them. The focus of our philanthropic initiatives — which we align with BlackRock’s purpose as a company — is to create financial security and opportunity through better jobs and building savings for people most in need.

Foundation for the next 30 years

Six years ago, just before my father passed away at the age of 87, he and I discussed for the first time the outcome of all of those years he spent putting away money and investing for the future. The power of time, conviction, confidence and compounding had left him with roughly 70 times what he and my mother would have earned on a gross basis in an average year. 70 times. I’m still shocked to this day. I have always focused on the long-term benefits of investing, but this was the most real, close-to-home example of what patient, long-term investing could yield.

Just as I learned from my father to invest each day towards a long-term goal, that has been, and will remain, our approach both within BlackRock and in the way we strive to serve our full set of stakeholders: our clients, our shareholders, our employees and savers and investors around the world. We achieve that by living our principles every day. We achieve it by embracing our social purpose and contributing to the world in which we operate: The environment and communities that we call our home. The people who we serve and the people who work to serve them.

When I walk through the halls of BlackRock, when I meet with employees, I see how deeply each individual at the firm lives our culture. That commitment is what gives me the confidence in our future as a firm and our ability to make a positive impact on the world.

The strength of our culture is what makes our platform more capable and better positioned for the future than it has been at any time in our history. It’s what drives performance. It’s what drives us to relentlessly innovate and stay ahead of our clients’ needs. As I think about the next year, the next five years and even the next 30 years, it is that unwavering focus on our principles and embodiment of our culture by our people that will propel BlackRock and its clients forward for years to come.

Sincerely,
Larry Fink

© 2018 BlackRock, Inc. All rights reserved.

IMPORTANT NOTES

OPINIONS

Opinions expressed are those of BlackRock, Inc. as of March 2018 and are subject to change.

BLACKROCK DATA POINTS

All data above reflects as-adjusted full year results 2017 or as of December 31, 2017, unless otherwise noted. 2017 organic growth is defined as full-year 2017 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2016. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.

GAAP AND AS-ADJUSTED RESULTS

See pages 37–38 of the Financial Section of the 10-K for explanation of the use of Non-GAAP Financial Measures.

PERFORMANCE NOTES

Past performance is not indicative of future results. Except as specified, the performance information shown is as of December 31, 2017 and is based on preliminary data available at that time. The performance data shown reflects information for all actively and passively managed equity and fixed income accounts, including US registered investment companies, European-domiciled retail funds and separate accounts for which performance data is available, including performance data for high net worth accounts available as of November 30, 2017. The performance data does not include accounts terminated prior to December 31, 2017 and accounts for which data has not yet been verified. If such accounts had been included, the performance data provided may have substantially differed from that shown.

Performance comparisons shown are gross-of-fees for institutional and high net worth separate accounts, and net-of-fees for retail funds. The performance tracking shown for index accounts is based on gross-of-fees performance and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM available as of December 31, 2017 for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund. Fund performance reflects the reinvestment of dividends and distributions.

Performance shown is derived from applicable benchmarks or peer median information, as elected by BlackRock, Inc. Peer medians are based in part on data either from Lipper Inc. or Morningstar, Inc. for each included product.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2018 Annual Meeting (the “2018 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2018 Proxy Statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), filed with the SEC on April 13, 2017, or the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2018 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2017 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2018 Proxy Statement (when filed), 2017 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2018 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.